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                                                                    EXHIBIT 23.1

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Kana Communications, Inc.:

We consent to incorporation by reference herein of our report dated January
20, 2000, except as to Note 8, which is as of February 11, 2000, relating to the consolidated balance sheets of Kana Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Kana Communications, Inc.


                                                           /s/ KPMG LLP


Mountain View, California
April 27, 2000